Exhibit 99.1

Cellectar Reports Financial Results for Second Quarter 2022

FLORHAM PARK, N.J., August 5, 2022 -- Cellectar Biosciences, Inc. (NASDAQ: CLRB), a late-stage biopharmaceutical company focused on the discovery, development and commercialization of targeted treatments for cancer, today announced financial results for the second quarter ended June 30, 2022.

“During the second quarter, ipofosine passed an important milestone as an independent data monitoring committee completed a futility/efficacy assessment and unanimously recommended continuation of our pivotal Phase 2B trial in Waldenstrom’s macroglobulinemia (WM),” said James Caruso, president and CEO of Cellectar. “This global trial includes participation from leading institutions and world-renowned WM thought leadership, and we are excited by the active engagement of our investigators.” Mr. Caruso continued, “We also look forward to providing data from our phase 2a multiple myeloma trial and our phase 1 pediatric trial for malignant brain tumors and sarcomas in the second half of 2022.”

Second Quarter 2022 Financial Highlights

•	Cash and Cash Equivalents: As of June 30, 2022, the company had cash and cash equivalents of $24.8 million, compared to $35.7 million as of December 31, 2021. Net cash used in operating activities during the six months ended June 30, 2022 was approximately $10.8 million. The company believes its cash on hand is adequate to fund basic budgeted operations into the third quarter of 2023.

•	Research and Development Expense: R&D expense for the three months ended June 30, 2022 was approximately $4.5 million, which was relatively consistent when compared to approximately $4.6 million for the three months ended June 30, 2021. For the six months ended June 30, 2022, R&D expense was approximately $8.4 million, while the comparable period in 2021 was $9.3 million. The reduction in the six month period was due primarily to the timing of activities related to our ongoing WM pivotal trial as trial initiation costs were higher in the prior year.

•	General and Administrative Expense: G&A expense for the three months ended June 30, 2022 was $2.9 million, compared to $1.4 million for the same period in 2021. G&A expense in the six months ended June 30, 2022 was approximately $5.2 million, as compared to approximately $3.1 million in the prior year. These increases were driven largely by increased professional fees and personnel costs.

•	Net Loss: The net loss attributable to common stockholders for the quarter ended June 30, 2022 was ($7.4) million, or ($1.22) per share, compared to ($6.0) million, or ($1.14) per share, in the quarter ended June 30, 2021, while the loss attributable to common stockholders in the first half of 2022 was ($13.6) million, or ($2.22) per share, compared to ($12.4) million, or ($2.45) per share for the first half of 2021.

About Cellectar Biosciences, Inc.

Cellectar Biosciences is focused on the discovery and development of drugs for the treatment of cancer. The company is developing proprietary drugs independently and through research and development collaborations. The company’s core objective is to leverage its proprietary Phospholipid Drug Conjugate™ (PDC) delivery platform to develop PDCs that specifically target cancer cells to deliver improved efficacy and better safety as a result of fewer off-target effects. The company’s PDC platform possesses the potential for the discovery and development of the next-generation of cancer-targeting treatments, and it plans to develop PDCs independently and through research and development collaborations.

The company’s product pipeline includes iopofosine, a small-molecule PDC designed to provide targeted delivery of iodine-131 (radioisotope), proprietary preclinical PDC chemotherapeutic programs and multiple partnered PDC assets. The company is currently investigating iopofosine in a global, open-label, pivotal expansion cohort in relapsed or refractory WM patients who have received at least two prior lines of therapy, including those who have failed or had a suboptimal response to Bruton tyrosine kinase inhibitors. The WM cohort will enroll up to 50 patients to evaluate the efficacy and safety of iopofosine for marketing approval. The company is also evaluating iopofosine in highly refractory multiple myeloma patients in its Phase 2 CLOVER-1 study and relapsed/refractory pediatric cancer patients with sarcomas or brain tumors in the Phase 1 CLOVER-2 study.

The Phase 1 pediatric study is an open-label, sequential-group, dose-escalation study to evaluate the safety and tolerability of iopofosine in children and adolescents with relapsed or refractory cancers, including malignant brain tumors, neuroblastoma, sarcomas, and lymphomas (including Hodgkin’s lymphoma). The Phase 1 study is being conducted internationally at seven leading pediatric cancer centers.

For more information, please visit www.cellectar.com and www.wmclinicaltrial.com or join the conversation by liking and following us on the company’s social media channels: Twitter, LinkedIn, and Facebook.

Forward-Looking Statement Disclaimer

This news release contains forward-looking statements. You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates. These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes including our expectations of the impact of the COVID-19 pandemic. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the disruptions at our sole source supplier of iopofosine, the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, patient enrollment and the completion of clinical studies, the FDA review process and other government regulation, our ability to maintain orphan drug designation in the United States for iopofosine, the volatile market for priority review vouchers, our pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K for the year ended December 31, 2021, and our Form 10-Q for the quarter ended March 31, 2022, when filed. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

Contacts

Investors:

Monique Kosse

Managing Director

LifeSci Advisors

212-915-3820

monique@lifesciadvisors.com

+++ TABLES TO FOLLOW +++

CELLECTAR BIOSCIENCES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30,	December 31,
	2022	2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$24,805,565	$35,703,975
Prepaid expenses and other current assets	479,668	867,485
Total current assets	25,285,233	36,571,460
Fixed assets, net	364,838	344,491
Right-of-use asset, net	161,111	204,644
Long-term and other assets	81,214	81,214
TOTAL ASSETS	$25,892,396	$37,201,809

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$5,462,267	$3,854,914
Lease liability	143,843	135,449
Total current liabilities	5,606,110	3,990,363
Long-term lease liability, net of current portion	92,214	166,292
TOTAL LIABILITIES	5,698,324	4,156,655
COMMITMENTS AND CONTINGENCIES (Note 7)
STOCKHOLDERS’ EQUITY:
Preferred stock, $0.00001 par value; 7,000 shares authorized; Series D preferred stock: 111 issued and outstanding as of June 30, 2022 and December 31, 2021	1,382,023	1,382,023
Common stock, $0.00001 par value; 160,000,000 shares authorized as of June 30, 2022 and December 31, 2021; 6,110,123 and 6,110,125 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	61	61
Additional paid-in capital	183,284,617	182,560,859
Accumulated deficit	(164,472,629)	(150,897,789)
Total stockholders’ equity	20,194,072	33,045,154
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$25,892,396	$37,201,809

CELLECTAR BIOSCIENCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
COSTS AND EXPENSES:
Research and development	$4,498,657	$4,627,636	$8,385,656	$9,260,830
General and administrative	2,936,867	1,401,053	5,190,095	3,127,391
Total costs and expenses	7,435,524	6,028,689	13,575,751	12,388,221

LOSS FROM OPERATIONS	(7,435,524)	(6,028,689)	(13,575,751)	(12,388,221)

OTHER INCOME:
Interest income, net	481	659	911	3,021
Total other income	481	659	911	3,021
NET LOSS	$(7,435,043)	$(6,028,030)	$(13,574,840)	$(12,385,200)
BASIC AND DILUTED NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS PER COMMON SHARE	$(1.22)	$(1.14)	$(2.22)	$(2.45)
SHARES USED IN COMPUTING BASIC AND DILUTED NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS PER COMMON SHARE	6,110,124	5,276,380	6,110,125	5,046,427